Exhibit 99.1

        ARIAD's Oncology Product, AP23464, Effective in Gleevec-Resistant Leukemia Cells; Study Led By Gleevec Pioneer Presented At American Society
                             of Hematology Meeting

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Dec. 5, 2003--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced, for the first time, that AP23464, its lead product candidate to treat certain forms of leukemia, is highly effective in blocking the growth of leukemia cells harboring clinically relevant mutations commonly observed in patients who have become resistant to Gleevec(TM) (imatinib) - today's mainstay of leukemia treatment. The research was conducted by a team headed by Brian Druker, M.D., Jeld-Wen Chair of Leukemia Research and Professor of Medicine, Oregon Health & Science University Cancer Center, who played a key role in the discovery and development of Gleevec.
    Although Gleevec is an effective treatment of chronic myelogenous leukemia (CML), relapse is occurring in a growing number of patients, especially those with advanced-stage disease. Most patients who develop resistance to Gleevec have leukemias with readily identifiable mutant Abl proteins not inhibited by Gleevec, leading to reactivation of excessive Abl activity.
    AP23464 is a promising product candidate for the treatment of such patients because of its potency against a broader array of therapeutic targets, including the native and mutated forms of Abl. The latest study also confirmed that AP23464 is substantially more potent than Gleevec in blocking Abl.
    "Dr. Druker's groundbreaking work in treating patients with leukemia has been widely recognized by the hematology community. His group's research provides persuasive evidence that AP23464 may be a compelling alternative or complement to Gleevec - both for Gleevec-resistant patients and as primary therapy for certain forms of leukemia. These data should facilitate filing of an IND for AP23464 by the end of next year," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.
    ARIAD's small molecule, AP23464, is designed not only to treat certain forms of leukemia but also to treat and prevent the spread of cancer by inhibiting the activity of another cancer-related protein Src, which regulates the process by which cancer cells spread from primary to distant sites in the body.
    The abstract by Thomas O'Hare, et al, "Potent inhibition of imatinib-resistant variants of Bcr-Abl by a novel dual selective Src/Abl kinase inhibitor AP23464: Implications for CML therapy," will be presented on December 7, 2003 at the forty-fifth annual meeting of the American Society of Hematology (ASH) and is available on the ASH website (http://www.hematology.org/meeting/). Further information about Dr. Druker's ongoing research program can be found on the web (http://www.ohsu.edu/pmcb/facultyresearch/druker.shtml).

    Gleevec is a trademark of Novartis AG.

    ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company is developing a comprehensive approach to the treatment of cancer and is primarily focused on a series of product candidates for targeted oncology indications. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-(kappa)B cell-signaling activity, which has been implicated in many major diseases.
    Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610-407-9260
             OR
             Kathy Lawton, 617-621-2345